JOHN HANCOCK FUNDS III

John Hancock International Core Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of this 1st of October 2009 to the Sub-Advisory Agreement dated September 2, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.          CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation to be Paid by the Manager to the Subadviser,” is hereby amended and restated as shown in Appendix A hereto.

2.          EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:       /s/Keith F. Hartstein

Keith F. Hartstein

President and Chief Executive Officer

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                                                  By:       /s/J.B. Kittredge

                                                                              Name:     J.B. Kittredge

                                                                              Title:        General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the Fund.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed as indicated below.

1.                  For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

"Fund Assets" shall mean the net assets of the Fund managed by the Subadviser for which the fee is being calculated;

"Other Assets" shall mean the net assets of the portion of assets managed by the Subadviser of the accounts listed in the table under Item 3 below;

"Combined Assets" shall mean the sum of Fund Assets and Other Assets; and

"Daily Fund Net Assets" shall mean the net asset value of the Fund Assets as of the end of each day.

"Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

2.                  The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Fund Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser).  The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Fund Net Assets, and dividing by 365 (366 in a leap year).

3.                  The following table shall be used to determine the Other Assets that correspond to the Fund:

Names of Accounts Used to Calculate “Other Assets”
International Core Trust, a series of John Hancock Trust

4.                  The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement, in each case based on the Daily Combined Net Assets as indicated.

Fund	First Tranche: Daily Combined Net Assets up to $100 million	Second Tranche: Daily Combined Net Assets Next $900 million	Third Tranche: Daily Combined Net Assets Next $1 billion	Fourth Tranche: Daily Combined Net Assets Next $1 billion	Fifth Tranche: Daily Combined Net Assets Next $1 billion	Sixth Tranche: Daily Combined Net Assets Excess over $4 billion
John Hancock International Core Fund	0.470%	0.445%	0.430%	0.400%	0.375%	0.350%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets.

W:\JOHN HANCOCK FUNDS III\Agreements_Plans_Contracts\International Core\2009_10_01 JHF III_GMO_Subadvisory_Amend_International Core.doc